2022 Short-Term Incentive Compensation Plan and Award Notice
You have been chosen to participate in the 2022 Short-Term Incentive Compensation Plan (“STIP”) of CURO Group Holdings Corp. (the “Company”) based on your expected contributions to the Company’s financial objectives for the 2022 plan year, which is from January 1, 2022 to December 31, 2022.
Purpose
The purpose of the STIP is to incent and reward eligible employees for their material contributions to the operating and financial performance of the Company.

Eligibility Criteria

Identified employees of the Company and any of its subsidiaries, hired before October 1 of the plan year, are eligible to participate in the STIP. Further eligibility requirements are as follows:
1.New hires: Employees hired into a STIP eligible position during the plan year, and before October 1, are eligible to participate in the STIP. Unless otherwise agreed, the STIP payment will be pro-rated based on the employee’s hire date.
2.Promotions: Employees promoted into a STIP eligible role during the plan year, and before October 1, are eligible to participate in the STIP. Unless otherwise agreed, the STIP payment will be pro-rated based on the employee’s promotion date.
3.Leave of Absences: Employees on an unpaid leave of absence longer than 30 calendar days will receive a pro-rated incentive payment based on the paid time worked during the plan year.

Plan Design
You are eligible to receive an award of ____% of your base salary as of December 31, 2022 (“Eligible STIP Compensation”), under the STIP. The amount of Eligible STIP Compensation you actually earn, if any, will be determined based on achievement of two separate Company performance objectives approved by the Company’s Compensation Committee (the “Committee”), as follows:
1. Company Risk Adjusted Revenue – 50% of Eligible STIP Compensation is based on the Company’s Risk Adjusted Revenue (“Risk Adjusted Revenue”).
The Company’s Risk Adjusted Revenue objective for the 2022 plan year is $_______________ (“Target Risk Adjusted Revenue”). Awards payable under the STIP attributable to the Company’s 2022 adjusted risk revenue will be calculated based on the following:

Company Risk Adjusted Revenue*	STIP Award Based on Company Risk Adjusted Revenue
Less than 95% of Target Risk Adjusted Revenue	None
95% of Target Risk Adjusted Revenue	50% of Risk Adjusted Revenue STIP Compensation
95.10% to 99.99% of Target Risk Adjusted Revenue
50% of Risk Adjusted Revenue STIP Compensation plus a percentage of Risk Adjusted Revenue STIP Compensation calculated on a pro rata basis (based on the amount by which Company adjusted risk revenue exceeds 95% of the Target Risk Adjusted Revenue)

100% of Target Risk Adjusted Revenue	100% of Risk Adjusted Revenue STIP Compensation
100.10% to 104.99% of Target Risk Adjusted Revenue
100% of Risk Adjusted Revenue STIP Compensation plus a percentage of Risk Adjusted Revenue STIP Compensation calculated on a pro rata basis (based on the amount by which Company adjusted risk revenue exceeds the Target Risk Adjusted Revenue)

105% or more of Target Risk Adjusted Revenue	150% of Risk Adjusted Revenue STIP Compensation

*The Company’s risk adjusted revenue as a percentage of the Target Risk Adjusted Revenue will be rounded to the nearest one-hundredth of 1%.
2. Company Adjusted Pre-Tax Income – 50% of Eligible STIP Compensation is based on the Company’s Adjusted Pre-Tax Income (“Adjusted Pre-Tax Income”).
The Company’s adjusted pre-tax income objective for the 2022 plan year is $________________ (“Target Adjusted Pre-Tax Income”). Awards payable under the STIP attributable to the Company’s 2022 adjusted pre-tax income will be based on the following:

Company Adjusted Pre-Tax Income*	STIP Award Based on Company Adjusted Pre-Tax Income
Less than 90% of Target Adjusted Pre-Tax Income	None
90% of Target Adjusted Pre-Tax Income	50% of Pre-Tax Income STIP Compensation
90.10% - 99.99% of Target Adjusted Pre-Tax Income
50% of Pre-Tax Income STIP Compensation plus a percentage of Pre-Tax Income STIP Compensation calculated on a pro rata basis by the Committee (based on the amount by which Company adjusted pre-tax income exceeds 90% of the Target Adjusted Pre-Tax Income)

100% of Target Adjusted Pre-Tax Income	100% of Pre-Tax Income STIP Compensation
100.10% to 109.99% of Target Adjusted Pre-Tax Income
100% of Pre-Tax Income STIP Compensation plus a percentage of Pre-Tax Income STIP Compensation calculated on a pro rata basis by the Committee (based on the amount by which Company adjusted pre-tax income exceeds the Target Adjusted Pre-Tax Income)

110% or more of Target Adjusted Pre-Tax Income	150% of Pre-Tax Income STIP Compensation

*The Company’s adjusted pre-tax income as a percentage of the Target Adjusted Pre-Tax Income will be rounded to the nearest one-hundredth of 1%.
Note: The Company reserves the right to adjust the Target Risk Adjusted Revenue and/or Target Adjusted Pre-Tax Income objectives to account for the financial impact of acquisitions or other significant Company events during the year.
General Provisions
Form of Payment

The Company expects awards earned under the STIP to be paid in cash, less all required withholdings and deductions, no later than March 15, 2023. The Company reserves the right, in its sole discretion and as approved by the Committee, to change the form of any award earned.

Termination of Employment

To earn an award under the STIP, you must be employed by the Company for the entire performance period and be an active employee at the time of payment, unless otherwise (i) required by state law, (ii) provided in an employment agreement between you and the Company or (iii) determined by the Committee. In no event will an award under the STIP be accelerated in the event of termination of employment, except as provided herein.

Program Termination and Amendment

The Committee may amend, modify, terminate or suspend operation of the STIP at any time. Notice of any such changes will be communicated to participants.

Benefits Not Guaranteed

Neither the establishment of the STIP nor participation in the STIP shall provide any guarantee or other assurance that an award will be payable under the STIP. There is no obligation of uniformity of treatment of employees or participants under the STIP.

Confidentiality

The two financial objectives set forth in Section 1 and 2 above are confidential and by participating in the STIP you explicitly agree to keep those objectives confidential.

No Employment Right

Participation in the STIP does not constitute a commitment, guarantee or agreement that the Company will continue to employ you and this STIP shall not be construed or applied as an employment contract or obligation.

Governing Law

The validity, construction and effect of the STIP shall be determined in accordance with the laws of the State of Kansas or Canadian Province in which you work without giving effect to conflicts of law principles.

Severability

The provisions of the STIP are severable. If any provision is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the STIP to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

Acknowledgement

I have received and reviewed a copy of this 2022 Short-Term Incentive Compensation Plan and Award Notice.
PARTICIPANT

By:
Signature